Exhibit 99.1

Ceres Announces One-For-Eight Reverse Stock Split

THOUSAND OAKS, Calif. – April 8, 2015 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company, today announced that the company has completed a 1-for-8 reverse stock split of its common stock, effective as of 4:30 pm Eastern time today. Beginning with the opening of trading on April 9, 2015, the company’s common stock will trade on the NASDAQ Capital Market on a split-adjusted basis under a new CUSIP number 156773400.

As previously disclosed, the company’s stockholders approved an amendment authorizing the reverse stock split at the Annual Meeting of Stockholders held on March 12, 2015. The specific one-for-eight ratio was subsequently approved by the company’s Board of Directors and the reverse split was effected by filing a Certificate of Amendment to the company's Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

As a result of the reverse stock split, every eight shares of the company’s common stock were automatically combined and converted into one issued and outstanding share of common stock, with no change in the par value per share. The reverse stock split affects all shares of the company's common stock outstanding, as well as the number of shares of common stock available for issuance under the company's equity incentive plans. In addition, the number of shares of common stock issuable upon the exercise of stock options or warrants outstanding were proportionally adjusted. As a result, each stockholder's percentage ownership interest and proportional voting power remains unchanged and the rights and privileges of the holders of the company's common stock are unaffected. Stockholders are not required to take any action.

The reverse stock split will reduce the total number of shares of the company's common stock outstanding from approximately 48 million shares to approximately 6 million shares.

No fractional shares will be issued following the reverse split. The company’s transfer agent, American Stock Transfer and Trust company (AST), will aggregate all fractional shares and sell them as soon as practicable at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After the transfer agent’s completion of such sale, stockholders holding common stock certificates will receive a letter of transmittal from the company's transfer agent. Upon return of transmittal instructions, stockholders will receive a cash payment from AST in an amount equal to their respective pro rata share of the total net proceeds of such sales.

AST is acting as exchange agent for the reverse stock split. AST will provide transmittal instructions to stockholders with physical certificates regarding the optional process for exchanging their pre-split stock certificates for post-split stock certificates. Additional information regarding the reverse stock split can be found in the company's definitive proxy statement filed with the Securities and Exchange Commission on February 11, 2015. AST may be reached by telephone at 877-248-6417 or 718-921-8317.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds to produce crops for forage, biofuels and other markets that utilize plant biomass. The company’s advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other life science companies and organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products and technology, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date it issues this press release to conform these statements to actual results or to changes in Ceres’ expectations.

Contact:

Gary Koppenjan

(805) 375-7801 | ir@ceres.net